                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ] Confidential, for Use of the
                                       Commission Only (as permitted by
                                       Rule 14C-5(D)(2))
[X]  Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Ampco-Pittsburgh Corporation
      .................................................................
               (Name of Registrant as Specified In Its Charter)

                         Ampco-Pittsburgh Corporation
      .................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by
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     previous filing by registration statement number, or the
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     4)   Date Filed:

Notes:

                          [Logo of Ampco Pittsburgh]
               600 Grant Street, Pittsburgh, Pennsylvania 15219

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 25, 1995

TO THE SHAREHOLDERS OF
  AMPCO-PITTSBURGH CORPORATION

     Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Conference Room, 33rd Floor, USX Tower, Pittsburgh, Pennsylvania, on Tuesday, April 25, 1995 at 10:00 a.m., for the following purposes:

     1.  To elect a class of two Directors for a term that expires in 1998.

     2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Shareholders of record on March 7, 1995 are entitled to notice of and to vote at the meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                     ROSE HOOVER, Secretary

Pittsburgh, Pennsylvania
March 15, 1995

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT AND, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, IT IS REQUESTED THAT YOU PROMPTLY FILL IN, SIGN, AND RETURN THE ENCLOSED PROXY CARD.

                          [Logo of Ampco Pittsburgh]
               600 Grant Street, Pittsburgh, Pennsylvania 15219

                                PROXY STATEMENT
                                 MARCH 15, 1995
                 ANNUAL MEETING OF SHAREHOLDERS APRIL 25, 1995

                            SOLICITATION OF PROXIES

     This Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the "Corporation") to be held on April 25, 1995. The first mailing of the proxy material to the shareholders is expected to be made on March 15, 1995.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies and will pay Kissel-Blake Inc., 25 Broadway, New York, New York, a fee of $6,000, plus reimbursement of reasonable out-of-pocket expenses, for aid in the solicitation of proxies.

     Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation or until a duly executed proxy bearing a later date is presented.

                       VOTING SECURITIES AND RECORD DATE

     Only holders of record of Common Stock of the Corporation at the close of business on March 7, 1995, will be entitled to vote at the meeting. On that date, there were 9,577,621 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

                             ELECTION OF DIRECTORS

     A class of two Directors will be elected for a term of three years to fill the class of Directors whose term expires in 1995. All nominees for election to the Board of Directors are currently Directors and were originally elected by the shareholders. All of the nominees were nominated by the Board of Directors at its February 23, 1995 meeting. All nominees are willing to serve as Directors if elected. If at the time of the Annual Meeting any nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

     The Board of Directors has no nominating committee. At the Annual Meeting shareholders may make nominations for Director.

     Proxies in the enclosed form will be voted, unless otherwise directed, for the following nominees, each of whom was most recently elected by the shareholders in 1992:

NOMINEES FOR DIRECTORS FOR A TERM OF OFFICE EXPIRING IN 1995:

ALVIN G. KELLER (age 85, Director since 1961). He is a private investor who, prior to his retirement, served as a Vice President of Mellon Bank, N.A.

ERNEST G. SIDDONS (age 61, Director since 1981). He has been Executive Vice
     President and Chief Operating Officer of the Corporation since September 20, 1994. For more than five years before 1994, he was Senior Vice President Finance and Treasurer of the Corporation.

DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 1996:

LOUIS BERKMAN (age 86, Director since 1960). He has been Chairman of the Board of the Corporation since September 20, 1994. He is also Chairman of the Executive Committee of the Corporation and has been for more than five years. He is also President and a director of The Louis Berkman Company (steel products, fabricated metal products, building and industrial supplies).

WILLIAM P. HACKNEY (age 70, Director since 1979). For more than five years prior to 1992 he had been a partner in the law firm of Reed Smith Shaw & McClay. As of January 1, 1992, he retired and became of counsel to the law firm.

CARL H. PFORZHEIMER, III (age 58, Director since 1982). For more than five years he has been Managing Partner of Carl H. Pforzheimer & Co. (member of the New York and American Stock Exchanges).

DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 1997:

WILLIAM D. EBERLE (age 71, Director since 1982). He is a private investor and consultant and is Chairman of Manchester Associates, Ltd. and Showscan, Inc. He is also a director of Mitchell Energy & Development Co., America Service Group and Fiberboard Corporation, and was Special Representative for Trade Negotiations with the rank of Ambassador.

ROBERT A. PAUL (age 57, Director since 1970). He has been President and Chief
     Executive Officer of the Corporation since September 20, 1994. For more than five years before 1994, he was President and Chief Operating Officer of the Corporation. He is also an officer and director of The Louis Berkman Company and a director of Integra Financial Corporation.

     Mr. Siddons is an officer of Valley-Vulcan Mold Company, a partnership that filed for bankruptcy in October 1990. He also serves as a director and officer of Vulcan, Inc., a wholly-owned subsidiary of the Corporation, which is a 50% general partner in Valley-Vulcan. The other 50% general partner is unrelated to the Corporation.

     The Board of Directors held four meetings in 1994. The Executive Committee of the Board of Directors did not meet in 1994. The Executive Committee is comprised of four Directors: Louis Berkman, Robert A. Paul, Ernest G. Siddons and Alvin G. Keller. The Salary Committee is comprised of Louis Berkman, William
D. Eberle and Alvin G. Keller. The Salary Committee met twice in 1994. In 1994 all of the Directors attended more than 75% of the applicable meetings. In 1994, each Director who was not employed by the Corporation received $2,000 for each Board meeting attended and $500 for each Committee meeting attended. Directors received one-half of those amounts if not in attendance or if participation was by telephonic connection.

     Louis Berkman is the father-in-law of Robert A. Paul. There are no other family relationships among the Directors and Officers.

                         SECURITY OWNERSHIP OF CERTAIN
              BENEFICIAL OWNERS AND MANAGEMENT INCLUDING NOMINEES

     As of March 7, 1995, Louis Berkman owned directly 213,888 shares (2.23%) of the Common Stock of the Corporation. As of the same date, The Louis Berkman Company, P.O. Box 576, Steubenville, Ohio, 43952, owned beneficially and of record 1,626,089 shares (16.98%) of the Common Stock of the Corporation. Louis Berkman, an officer and director of The Louis Berkman Company, owns directly 62.90% of its common stock. Robert A. Paul, an officer and director of The Louis Berkman Company, disclaims beneficial ownership of the 18.93% of its common stock owned by his wife. Louis Berkman and Robert Paul are trustees of The Louis and

Sandra Berkman Foundation and disclaim beneficial ownership of the 1,266 shares of the Corporation's Common Stock held by such Foundation.

     The Corporation has received two Schedules 13G filed with the Securities and Exchange Commission disclosing that as of December 31, 1994 Norwest Corporation, Sixth & Marquette, Minneapolis, MN, 55479 (in various fiduciary and agency capacities) owned 1,588,850 shares or 16.6% and that AT&T Master Pension Trust, through The Northern Trust Company, as Trustee of the AT&T Master Pension Trust, 50 LaSalle Street, Chicago, IL 60675, owned 626,000 shares or 6.54%. The Corporation previously received a Schedule 13G disclosing that C. S. McKee & Co., Inc., One Gateway Center, Pittsburgh, PA 15222, owned 611,050 shares or 6.38% of the Corporation's Common Stock as of December 31, 1993 and on June 7, 1989, GAMCO Investors, Inc., Corporate Center at Rye, Rye, NY 10580, and affiliates, filed a Schedule 13D showing they owned 1,872,875 shares or 19.55%. No further filings have been made by C.S. McKee and Co. or GAMCO Investors, Inc.

     The following table sets forth as of March 7, 1995 information concerning the beneficial ownership of the Corporation's Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

         NAME OF                AMOUNT AND NATURE OF    PERCENT
     BENEFICIAL OWNER           BENEFICIAL OWNERSHIP   OF CLASS
Louis Berkman                      1,841,243(1)(2)       19.2
Robert A. Paul                        57,922(3)            .6
Alvin G. Keller (N)                    9,753(4)            .1
Carl H. Pforzheimer, III               2,733(5)            *
Ernest G. Siddons (N)                  1,833(6)            *
William P. Hackney                       433               *
William D. Eberle                        200               *
Robert F. Schultz                        200(6)            *
Directors and Executive Officers
  as a group (10 persons)          1,913,051(7)          19.97

- ---------
(N) Nominee for Director
* less than .1%

(1) Includes 213,888 shares owned directly, 1,626,089 shares owned by The Louis Berkman Company and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Louis Berkman and Robert A. Paul are Trustees, in which shares Mr. Berkman disclaims beneficial ownership.

(2) The Louis Berkman Company owns beneficially and of record 1,626,089 shares of the Corporation's Common Stock (16.98%). Louis Berkman is an officer and director of The Louis Berkman Company and owns directly 62.90% of its common shares. Robert A. Paul, an officer and director of The Louis Berkman Company, disclaims beneficial ownership of the 18.93% of its common stock owned by his wife. The number of shares shown in the table for Robert A. Paul does not include any shares held by The Louis Berkman Company.

(3) Includes 42,889 shares owned directly and the following shares in which he disclaims beneficial ownership: 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Robert A. Paul and Louis Berkman are Trustees.

(4) Includes 5,333 shares owned directly, 3,000 shares owned jointly with his wife, and 1,420 shares owned by his wife, in which shares he disclaims beneficial ownership.

(5) Includes 1,000 shares owned directly, 1,600 shares held by a trust of which he is a principal beneficiary, and 133 shares held by his daughter, in which shares he disclaims beneficial ownership.

(6) The shares are owned jointly with his wife.

(7) Excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information as to the total remuneration received for the past three years by the five most highly compensated executive officers of the Corporation, including the Chief Executive Officer (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION
               (A)                    (B)        (C)         (D)            (I)
                                                                         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY ($)  BONUS ($)   COMPENSATION ($)
Louis Berkman                           1994     118,750      15,000
  Chairman of the Board and             1993      75,000           0
  Executive Committee                   1992      75,000           0
Robert A. Paul                          1994     236,500      15,000
  President and Chief                   1993     232,000           0
  Executive Officer                     1992     232,000           0
Marshall L. Berkman (1)                 1994     187,500           0
  Chairman and                          1993     250,000           0
  Chief Executive Officer               1992     250,000           0
Ernest G. Siddons                       1994     216,750      13,500           4,359(2)
  Executive Vice President              1993     214,000           0           3,746(2)
  and Chief Operating Officer           1992     214,000           0           3,220(2)
Robert F. Schultz                       1994     122,500       7,500
  Vice President                        1993     120,250           0
  Industrial Relations                  1992     113,333           0
  and Senior Counsel

- ---------
(1) Marshall Berkman died in September 1994. In connection with his death, his widow will receive pension payments of $5,506 per month and supplemental payments totalling $183,923 from October 1994 through September 30, 1995.

(2) Value of the term portion of a split dollar life insurance policy. The Corporation remains entitled to the cash surrender value of such policy.

     The Corporation has a tax qualified retirement plan (the "Plan") applicable to the Executive Officers, to which the Corporation makes annual contributions in amounts determined by the Plan's actuaries. The Plan does not have an offset for Social Security and is fully paid for by the Corporation. Under the Plan, employees become fully vested after five years of participation and normal retirement age under the Plan is age 65 but actuarially reduced benefits may be available as early as age 55. The benefit formula is 1.1% of the highest consecutive five year average earnings in the final ten years, times years of service. Federal law requires that any active employee start receiving a pension no later than April 1 following the calendar year in which the age 70-1/2 is reached. Louis Berkman is currently receiving $3,060 a month pursuant to the Plan. As an active employee, Mr. Berkman continues to receive credit for additional service rendered after age 70-1/2.

     The Corporation adopted a Supplemental Executive Retirement Plan (SERP) in 1988 for all officers listed in the compensation table, except Louis Berkman, and certain key employees, covering retirement after completion of ten years of service and attainment of age 55. The combined retirement benefit at age 65 provided by the Plan and the SERP is 50% of the highest consecutive five year average earnings in the final ten years of service. The participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant, who has had at least five years of service, commencing on the later of the month following the participant's death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below under Termination of Employment and Change of Control Arrangement.

     The following shows the estimated annual pension that would be payable, without offset, to the individuals named in the compensation table assuming continued employment to retirement at age 65, but no change in the level of compensation shown in such table:

Louis Berkman              (1)
Robert A. Paul          $  125,750
Marshall L. Berkman        (2)
Ernest G. Siddons       $  115,125
Robert F. Schultz       $   65,000

- ---------
(1) Mr. Berkman is currently receiving a pension pursuant to the Plan as described above.

(2) See Footnote (1) to Summary Compensation Table.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Chairman, President, and Executive Vice President have two year contracts (which automatically renew for one year periods unless the Corporation chooses not to extend) providing for compensation equal to five times their annual compensation (with a provision to gross up to cover the cost of any federal excise tax on the benefits) in the event their employment is terminated (including a voluntary departure for good cause) and the right to equivalent office space and secretarial help for a period of one year after a change in control. In addition, the remaining officer named in the compensation table and certain key employees have two year contracts providing for three times their annual compensation in the event their employment is terminated after a change in control (including a voluntary departure for good cause). Both types of contracts provide for the continuation of employee benefits, for three years for the three senior executives and two years for the others, and the right to purchase the leased car used by the covered individual at the Corporation's then book value. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP.

SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     A Salary Committee is appointed each year by the Board of Directors. Committee members abstain from voting on matters which involve their own compensation arrangements. The Salary Committee for the year 1994 was comprised of three Directors: Louis Berkman, William D. Eberle and Alvin G. Keller.

     Louis Berkman is Chairman of the Board of Directors and Chairman of the Executive Committee. He is also the President and a Director of The Louis Berkman Company. The Corporation's President and Chief Executive Officer, Robert
A. Paul, is also an officer and director of The Louis Berkman Company.

     The Louis Berkman Company and William D. Eberle had certain transactions with the Corporation, which are more fully described under "Certain Relationships and Related Transactions."

SALARY COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Salary Committee approves salaries for executive officers within a range from $150,000 up to $200,000 and increases in the salary of any executive officers which would result in such officer earning a salary within such range. Salaries of $200,000 per year and above must be approved by the Board of Directors or its Executive Committee after a recommendation by the Salary Committee. Salaries for executive officers below the level of $150,000 are set by the Chairman, President and Executive Vice President of the Corporation. Bonuses are discretionary and determined in the same manner as set forth above. All executive compensation is reviewed by the Salary Committee at intervals ranging between twelve and twenty-four months.

     The compensation of the Chief Executive Officer of the Corporation, as well as the other applicable executive officers, is based on an analysis conducted by the Salary Committee in 1992 and reviewed and, to the extent provided above, approved by the Board of Directors. The Committee does not specifically link remuneration solely to quantitative measures of performance because of the cyclical nature of the industries and markets served by the Corporation. In setting compensation, the Committee also considers various qualitative factors, including competitive compensation arrangements of other companies within relevant industries (based primarily on the 1992 analysis), individual contributions, leadership ability and an executive officer's overall performance. In this way, it is believed that the Corporation will attract and retain quality management, thereby benefiting the long-term interest of shareholders.

     In 1994, as a result of the sudden death of the Corporation's then Chairman and Chief Executive Officer, the Board of Directors elected Louis Berkman as Chairman, Robert A. Paul as President and Chief Executive Officer and Ernest G. Siddons as Executive Vice President and Chief Operating Officer. Because of this change in management, the Salary Committee approved increases to the named individuals' salaries, and bonuses, consistent with the duties and responsibilities associated with those new positions.

     This report of the Salary Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this report and the information contained herein by reference, and shall not otherwise be deemed filed under such Acts.

                            Louis Berkman
                            William D. Eberle
                            Alvin G. Keller

                      Comparative Five-Year Total Returns*
                  Ampco-Pittsburgh ("AP"), S&P 500, Peer Group
                     (Performance results through 12/31/94)

                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG AP, S&P 500 INDEX AND PEER GROUP INDEX
Measurement period                  S&P 500      Peer Group
(Fiscal year Covered)     AP         Index         Index
- ---------------------  -------      -------      ----------
Measurement PT-
12/31/89               $100.00      $100.00        $100.00

FYE 12/31/90             58.97        96.83          78.54
FYE 12/31/91             72.36       126.41          82.29
FYE 12/31/92             87.64       136.26         104.33
FYE 12/31/93             70.98       150.01         142.54
FYE 12/31/94             99.63       151.73         127.43

Assumes $100 invested at the close of trading on the last trading day preceding January 1 of the fifth preceding fiscal year in AP common stock, S&P 500, and Peer Group.
*Cumulative total return assumes reinvestment of dividends.

     In the above graph, the Corporation has used Value Line's Metals: Steel, Integrated Industry for its peer comparison. The diversity of products produced by subsidiaries of the Corporation made it difficult to match to any one product-based peer group. The Steel Industry was chosen because it is impacted by some of the same end markets that the Corporation ultimately serves, such as the automotive, appliance and construction industries.

     Historical stock price performance shown on the above graph is not necessarily indicative of future price performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1994 the Corporation bought industrial supplies from The Louis Berkman Company in transactions in the ordinary course of business amounting to $930,000. Additionally, The Louis Berkman Company paid the Corporation $187,500 for certain administrative services. Louis Berkman and Robert A. Paul are officers and directors, and Louis Berkman is a shareholder, in that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will take place in 1995.

     In 1989, certain subsidiaries of the Corporation and Tertiary, Inc., a corporation owned by the children of William Eberle, formed three 50/50 partnerships, to manage, develop and operate hotel properties and a subsidiary of the Corporation also invested as a limited partner in one of the operating partnerships. In 1992, Tertiary purchased two of the 50/50 partnerships. In 1993, Tertiary paid the remaining $100,000 for such purchase. In 1994, one of the limited partnerships accrued a fee of $30,129 to William Eberle for his guarantee of a mortgage loan. At December 31, 1994, there were promissory notes outstanding from certain of the partnerships to subsidiaries of the Corporation totalling $880,000. These notes are due in 1996.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     At the February 23, 1995 meeting of the Board of Directors and upon the recommendation of the Audit Committee, Price Waterhouse was selected as the Corporation's independent accountants for the year 1995. Representatives of that firm will be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will respond to appropriate questions.

     The Audit Committee held two meetings in 1994. It is comprised of four Directors, William P. Hackney, Alvin G. Keller, Carl H. Pforzheimer, III, and William D. Eberle. None of the Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation's accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants.

                         SHAREHOLDER PROPOSALS FOR 1996

     Any shareholder who wishes to place a proposal before the next Annual Meeting of Shareholders must submit the proposal to the Corporation's Secretary, at its executive offices, no later than November 15, 1995 to have it considered for inclusion in the proxy statement for the Annual Meeting in 1996.

                                 OTHER MATTERS

     The Board of Directors does not know of any other business that will be presented for action at the Meeting. Should any other matter come before the Meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

- -PROXY-

                          [Logo of Ampco Pittsburgh]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  THE UNDERSIGNED hereby appoints Louis Berkman, Robert A. Paul and Ernest G. Siddons as proxies with full power of substitution, to vote as specified below the shares to stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held in The Conference Room, 33rd Floor, USX Tower, Pittsburgh, PA, on Tuesday, April 25, 1995, at 10:00 a.m., and any adjournments thereof and to vote in their discretion on such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY.

  PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.


                             FOLD AND DETACH HERE

ELECTION OF DIRECTORS

   FOR       WITHHOLD      (Instruction: To withhold authority to vote for any
(EXCEPT AS   AUTHORITY     individual nominees, write that nominee's name on
 DIRECTED   TO VOTE FOR    the line below the names of the nominees for
                           Directors.)

                           the election of Ernest G. Siddons and Alvin G. Keller for a term expiring in 1998.

                           ---------------------------------------------------

                                       Dated:                            , 1995
                                             ----------------------------

                                       (Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts, each owner must sign.)

                                       Signed:
                                              ---------------------------------

                                       ----------------------------------------
                                       All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

                                         PLEASE DO NOT FOLD, STAPLE OR DAMAGE.


PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES

                             FOLD AND DETACH HERE